                                                                    EXHIBIT 99.1


October 11, 2004

Contacts: Joel Littman
          Communications & Power Industries, Inc.
          650-846-3096

        COMMUNICATIONS & POWER INDUSTRIES COMPLETES ACQUISITION OF ECONCO

PALO ALTO, CA, AND WOODLAND, CA; OCTOBER 11, 2004 - Communications & Power Industries, Inc. (CPI) today announced that it has completed its previously announced acquisition of ECONCO Broadcast Service, Inc.

ECONCO is the world's leading provider of rebuilding services for vacuum electron devices (VEDs), allowing broadcasters and other users of these critical products to extend the life of their devices, at a cost that is lower than buying a complete new VED. ECONCO was established in 1968, and in the intervening 37 years has developed methods for rebuilding a vast array of VEDs manufactured by most of the leading VED OEMs. ECONCO serves over 10,000 customers from all corners of the globe.

CPI is the nation's leading provider of vacuum electron devices (VEDs), satellite communications amplifiers, medical imaging generators, and other related equipment for defense and commercial applications. Since the founding of its predecessor company (Varian) in the 1940s, CPI has established its leadership position in VEDs, providing products and technology critical to state-of-the-art defense, medical, communications, industrial and scientific applications.

Headquartered in Palo Alto, CA, CPI's operations fall within five divisions:
Microwave Power Products, Satcom, Communications & Medical Products, EIMAC, and Beverly Microwave Products. CPI maintains manufacturing facilities in the east and west coasts of the United States, as well as Canada, and has a worldwide sales, marketing and service network.

Communications & Power Industries, Inc. is a world leader in the development, manufacture and distribution of products for systems used to generate, amplify and transmit high-power/ high-frequency microwave and radio frequency signals. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of false signals for electronic countermeasures; and transmission and amplification of voice, data and video signals for terrestrial and satellite broadcasting, internet and telecommunications. CPI's products are also used in cancer therapy, medical imaging, industrial processes, and high energy accelerators for scientific research.

The Cypress Group L.L.C., along with senior management, acquired CPI in January 2004, with a stated interest in stimulating internally generated growth, as well as growth through carefully chosen acquisitions. ECONCO is the first such acquisition. This acquisition was funded from internally generated funds, and did not require an increase or drawdown of any of CPI's borrowing facilities.



"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CPI's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our Form 10-K for the most recently ended fiscal year.